Pricing Supplement dated November 16, 2005 	                 Rule 424(b)(3)
(To Prospectus dated April 2, 2004 and	                    File No. 333-113680
Prospectus Supplement dated April 2, 2004)

	            TOYOTA MOTOR CREDIT CORPORATION
	        Medium-Term Note, Series B - Floating Rate
________________________________________________________________________________
Principal Amount: $75,000,000			Trade Date: November 16, 2005
Issue Price: 100%				Original Issue Date: November 21, 2005
Initial Interest Rate:  See "Additional 	Net Proceeds to Issuer: $74,977,500
Terms of the Notes -- Interest"		        Principal's Discount
Interest Payment Period: Monthly	 		  or Commission: 0.03%
Stated Maturity Date: May 21, 2007
________________________________________________________________________________
Calculation Agent: Deutsche Bank Trust Company Americas
Interest Calculation:
      [X]  Regular Floating Rate Note		[ ]  Floating Rate/Fixed Rate Note
      [ ]  Inverse Floating Rate Note			  (Fixed Rate Commencement
              (Fixed Interest Rate): 			   Date):
      [ ]  Other Floating Rate Note				  (Fixed Interest Rate):
              (see attached)

      Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
                  [ ]  Eleventh District Cost of Funds Rate	[ ]  Federal Funds Rate
                  [X]  LIBOR	[ ]  Treasury Rate		[ ]  Other (see attached)
                              If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                                [X]  Telerate Page: 3750

      Initial Interest Reset Date: December 21, 2005	   Spread (+/-): -0.05%
      Interest Rate Reset Period: Monthly		   Spread Multiplier:  N/A
      Interest Reset Dates: the 21st of each 		   Maximum Interest Rate: N/A
 	  calendar month, commencing December 21, 2005
      Interest Payment Dates: the 21st of each 		   Minimum Interest Rate:  N/A
 	  calendar month, commencing December 21, 2005	   Index Maturity: 1 month
	  						   Index Currency:  U.S. dollars
Day Count Convention:
      [ ]  30/360 for the period from       to
      [X]  Actual/360 for the period from November 21, 2005 to May 21, 2007
      [ ]  Other (see attached)

Redemption:
      [X]	The Notes cannot be redeemed prior to the Stated Maturity Date.
      [ ]	The Notes may be redeemed prior to Stated Maturity Date.
                Initial Redemption Date: N/A
                Initial Redemption Percentage: N/A
                Annual Redemption Percentage Reduction: N/A

Repayment:
      [X]	The Notes cannot be repaid prior to the Stated Maturity Date.
      [ ]	The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
                Optional Repayment Date(s):
                Repayment Price:     %
Currency:
      Specified Currency:  U.S. dollars
            (If other than U.S. dollars, see attached)
      Minimum Denominations:
            (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
      Total Amount of OID:
      Yield to Maturity:
      Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated


	                  ___________________________

                           Merrill Lynch & Co.

                         ADDITIONAL TERMS OF THE NOTES

Further Authorizations

          Effective June 16, 2005, in supplement to the $7,000,000,000 aggregate principal amount (or the equivalent thereof in one or more foreign or composite currencies) of its Medium-Term Notes which TMCC was authorized to offer as of April 2, 2004, TMCC authorized the offer and issuance from time to time of an additional $5,500,000,000 aggregate principal amount of its Medium-Term Notes.

Interest

          The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to one month LIBOR determined on November 17, 2005 minus 0.05%.

Minimum Denomination

      Each Note will be issued in a minimum denomination of $100,000 and in $1,000 increments thereafter.

Plan of Distribution

            Under the terms of and subject to the conditions of a terms agreement under a Distribution Agreement dated April 2, 2004 between TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill"), Citigroup Global Markets Inc., Credit Suisse First Boston LLC, J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated (the "Agreement"), Merrill, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.97% of their principal amount. Merrill may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at a price equal to 100% of their principal amount.

            Under the terms and conditions of the Agreement, Merrill is committed to take and pay for all of the Notes offered hereby if any are taken.